Exhibit 23.2   Consent of PricewaterhouseCoopers LLP

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-8 (Registration Nos. 333-22845-99, 333-22823-99, 333-52755-99, 333-33756-99 and 333-63154) of Pegasus Communications Corporation of our report dated February 20, 2004, except for the effects of the discontinued operations discussed in Note 12, as to which the date is March 31, 2006, and except for the restatement discussed in the Note 4 (not presented herein) to the consolidated financial statements appearing under Item 8 of the Company's 2004 Annual Report on Form 10-K, as to which the date is May 13, 2005, relating to the financial statements and financial statement schedule,which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania
April 5, 2006